10.33 Letter of Intent – Carbon Energy Handling Inc. (AZ)

LETTER OF INTENT

THIS LETTER OF INTENT (“Letter of Intent”), entered into this 5th day of April 2013 (the “Effective Date”), by and between Focus Gold Corporation, a Nevada corporation, (“FGLD”) and the owners of Carbon Energy Handling, Inc., a, Arizona corporation (the “Owners”).

WHEREAS, the parties desire to enter into this non-binding letter of intent in regard to FGLD’s acquisition from the Owners all the capital stock of Carbon Energy Handling, Inc., a, Arizona corporation (“CH”) in exchange for newly issued securities of FGLD (the “Acquisition”).

NOW THEREFORE,

1.	Terms. The terms of the Acquisition are as follows:
	a.	FGLD shall create a new wholly owned subsidiary (“Sub”) for the Acquisition. Subject to existing tax laws, the Acquisition will be structured to minimize the 2013 tax year consequences to the Owners.

b.	FGLD shall pay the Owners up to $1,000,000 through the issuance of securities consisting of (i) One Hundred Million (100,000,000) shares of FGLD’s common stock and (ii) a 5 Year Common Stock Purchase Warrant to acquire One Hundred Million (100,000,000) shares of FGLD common stock at Two Cents ($.02) per share.;

c.	All employees of CH who are hired by and accept employment with FGLD’s Sub must sign a non-piracy agreement and confidentiality agreement;

d.	FGLD shall have obtained financing, the terms and conditions of which FGLD finds acceptable and in amount sufficient to provide for ongoing working capital needs of FGLD.

e.	FGLD shall have held an annual or special meeting of its stockholders to increase the authorized capital stock of to not less than One Billion (1,000,000,000) shares of common stock, par value $.00001 per share.

f.	CH shall provide satisfactory evidence of its existing business opportunities, including and not limited to each of the following: (A) the exclusive rights to negotiate for and acquire leases for the exploration and development of coal located on real property owned and/or controlled by Washington Corp. Sunlight Ranch, Jim Ridgeway, and the United States Government’s Bureau of Land Management, all of which is located in Carbon County, Montana (the “Coal Properties”); (B) plans and preliminary discussions for a 20-40 mile railroad spur for the transportation of coal to be built on the Coal Properties; and (C) a right of first refusal on any coal leases owned or hereafter acquired in Carbon County, Montana.

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g.	CH shall provide audited financial statements for all annual periods since its inception.

2.	Timetable. The parties have developed a timeframe to complete the Acquisition which is outlined and defined as follows:

a.	Within 5 days from the date of this Letter of Intent, each party shall exchange due diligence information on its financial condition and legal status;

b.	Within 10 business days from the execution of this Letter of Intent, a draft of the definitive agreement for the Acquisition shall be circulated at which time the due diligence process shall continue.

c.	Within 30 days of the exchange of such due diligence information, a formal agreement shall be executed (the “Execution Date”).

d.	If all parties are in agreement, the closing of the formal transaction shall be scheduled to occur on or before May 31, 2013 or such other date set forth in the definitive agreement.

e.	In the event that a definitive agreement, encompassing the terms and conditions of this Letter of Intent, is not executed by FGLD and the Owners on the Execution Date, this Letter of Intent shall terminate.

3.	Assistance With Information. Each party agrees to provide each other all relevant information in their possession or control, which may be used to analyze the feasibility and viability of this transaction. The information shall include, but is not limited to, the following:

a.	Copies of licenses, permits, patents, patents pending, leases and options of any nature or description.

b.	Each party shall disclose all material facts related to the sale and not fail to disclose any material fact, which if known would affect either party’s decision to complete this transaction.

c.	Each party agrees to abide by all state and federal securities laws, rules, and regulations throughout the transaction and thereafter.

4.	Access. The parties will provide full and complete access to all books, records and accounts at all times prior to closing. The failure to allow either party access shall at once create a default in the obligations under this and all formal agreements.

5.	Expenses. Each party shall bear its own expenses related to this Acquisition.

6.	Representations. CH represents that each Owner is an accredited investor, as such term is defined under Regulation D of the Securities Act of 1933.

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7.	Revocation or Impairment. In the event of any material misstatements by either party, or the terms and conditions are materially altered from this Letter of Intent, either party may rescind the agreement, modify the agreement, or take action to terminate the agreement.

8.	Closing. A definitive closing time and place shall be set no later than May 31, 2013.

9.	Non-Binding. This letter is not legally binding, but rather reflects only the good faith intentions and present expectations of the parties. However, the parties do understand that the provisions of Paragraph 10, will be presently binding and effective. No other binding obligations will exist until execution of the Definitive Agreement and related agreements, as applicable.

10.	Exclusive Dealing. In order to induce FGLD to expend time and resources in connection with the Due Diligence investigation and the negotiation of the Definitive Agreement, the undersigned parties agree that upon execution of this letter and until May 31, 2013 (the "Exclusivity Period"), neither CH, the Owners nor its affiliates, related parties, employees or consultants (collectively, the “Sellers”) will, and will prevent their respective representatives from, directly or indirectly, encouraging, soliciting, participating in or initiating discussions or negotiations with, or providing any information to, any person or group (collectively, the "Prohibited Activities"), in connection with, or which may be reasonably expected to lead to, (a) any acquisition or purchase of a substantial amount of the assets of, or any equity interest in, the Sellers, (b) any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Seller , or (c) any other material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the proposed acquisition contemplated by this letter (an "Alternative Transaction"). If the Sellers or any Seller Representative breaches this paragraph 10, then (unless a Closing occurs) the Purchaser will be entitled to receive from the Seller, all reasonable and properly documented out of pocket expenses (including third party expenses) incurred in pursuit of the transaction contemplated herein.

If the foregoing Letter of Intent accurately expresses our preliminary understanding, please indicate your acknowledgement below.

Dated: April 5, 2013.

Focus Gold Corporation

By: /s/ Richard O. Weed

Name: Richard O. Weed

Title: Corporate Secretary

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Carbon Energy Handling Inc.

By: /s/ Gordon F. Lee

Name: / Gordon F. Lee

Title: CEO

The Owners

By: /s/ Gordon F. Lee

Name: Gordon F. Lee

By: /s/ Victoria J. Blackburn

Name: Victoria J. Blackburn

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